Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS; ANNOUNCES BUYER'S PREMIUM INCREASE

February 28, 2013, New York - Sotheby's (NYSE: BID) today reported financial results for the fourth quarter and full year ended December 31, 2012.

For the full year 2012, Sotheby's reported total revenues of $768.5 million, a $63.3 million (8%) decline from the prior year. This decrease is largely attributable to a $79.4 million (11%) drop in auction commission revenues resulting from a 10% reduction in net auction sales, as 2011 included a record level of sales from single owner collections. The decline in auction commission revenues is partially offset by a $6.8 million (10%) improvement in private sale commission revenues and a $5.7 million (47%) increase in finance revenues.

Sotheby's reported net income of $108.3 million, or $1.57 per diluted share, in 2012, a $63.1 million (37%) decrease from 2011 partially due to the aforementioned reduction in revenues. In late 2012, Sotheby's refinanced its long-term bonds by ten years, to 2022, and, as a result, incurred a $15.0 million pre-tax bond redemption loss ($8.3 million after taxes, or $0.12 per diluted share) that negatively impacted the comparison to the prior year. This long-term refinancing will reduce Sotheby's financing costs by approximately $5 million per year, beginning in 2014. In addition, in December, Sotheby's extended and improved its credit facility, further improving its liquidity and lowering its cost of funds. The comparison of 2012 net income to the prior year is also unfavorably

Exhibit 99.1

impacted by a non-recurring $13.6 million tax benefit recognized in 2011 due to the reversal of a valuation allowance against certain of Sotheby's deferred tax assets.

“Consolidated sales* in 2012 were a robust $5.4 billion as healthy bidding continued around the world for great works of art,” said Bill Ruprecht, Chairman, President and Chief Executive Officer. “Our operating results reflect some significant successes, a stiff comparison to one of the best years in Sotheby's history a year ago, and a very competitive climate for high-end consignments. Overall, I remain confident in the marketplace.”

Private sales*, an increasingly important part of Sotheby's business, totaled a record $906.5 million, an 11% increase. And as of the end of 2012, the Company's finance segment loan portfolio balance was $425.1 million, almost double the prior year balance of $223.0 million, and near peak levels.

“Sotheby's ended the year with a very strong balance sheet and we are continuing to invest in our business,” said Ruprecht. “As a result, 2012 was a year of meaningful progress in the development of our client-focused strategy. We have totally reengineered our post-sale client services in our key sales centers of London and New York and made an array of enhancements to facilitate and personalize the client experience. Sotheby's is a global pioneer in broadening the art market and offering the highest levels of client service - and we dramatically demonstrated that across the business in 2012.

“The global reach of our team is central to our success and the value we add for our clients. We are the first Western auction house to hold an auction in mainland China through a ground-breaking joint venture which will allow us to take advantage of a planned Beijing free port project, providing a tax-advantaged platform for storage, selling, exhibition and educational activities. We're the only auction house with a formal presence in Brazil and Argentina, among our 90 offices worldwide,

Exhibit 99.1

we're the only auction house to hold sales in Doha, Qatar, and we have received bids from over 120 countries in 2012,” he continued.

“We are pushing innovations on our web platform to make art more accessible and to reward our best clients. We offer our clients personalized account information in the language of their choice, we're the only auction house to provide digital catalogues and a magazine in downloadable format, and the only auction house with a Catalogue App program that offers twirling 360 degree views, note taking, real-time sale results and video. We reward our best clients through Art Fair VIP opportunities and perquisites at more than 100 partner museums,” said Ruprecht.
Sotheby's is the first auctioneer to have a dedicated private sales exhibition gallery (S/2) within its headquarters in New York and office in Hong Kong and will open a third gallery at its London office this year. Last year, the Company held seven private sales exhibitions in partnership with renowned artists and tastemakers.

The Company remains sharply focused on developing its presence in China, deepening its relationships with Chinese art collectors in a number of tangible ways, including the expanded use of Chinese language on the website, Chinese e-catalogues, investing in Asian client-service staff, expansion of Sotheby's Hong Kong premises and an increased number of auction and private selling events in Asia. This year, Sotheby's will celebrate the 40th anniversary of its Hong Kong office - the oldest Western auction house in Hong Kong.

“These achievements should provide Sotheby's with a solid platform for growth as well as a more diversified revenue stream in future years,” said Ruprecht.

Exhibit 99.1

Year to Date 2013
Sotheby's annual Old Masters Week auctions in late January in New York brought a total of $80.1 million and was highlighted by an exceptional work by Pompeo Girolamo Batoni from 1751, Susanna and the Elders, which exceeded the pre-sale estimate of $6/9 million and brought $11.4 million, a record for the artist at auction.

Sotheby's February sales of Impressionist, Modern and Contemporary Art in London brought a combined total of $374.2 million and the top two prices of the year thus far. The Impressionist and Modern Art sale was led by Pablo Picasso's, Femme Assise Près D'Une Fenêtre from 1932; a monumental work which introduced his 'golden muse' Marie-Thérèse to the public eye and sold for $45.0 million. Highlighting the Contemporary Art sales was Francis Bacon's triptych, Three Studies for a Self-Portrait, from 1980 which brought $21.5 million and was painted when the artist was 71 years old.

Year to date 2013 sales are up over 30% but the sales growth experienced thus far this year has been in the most competitive areas of Impressionist, Modern and Contemporary Art where the climate for the most high-value consignments remains very competitive and with such consignments often earning thinner auction commission margins. Due to the seasonality of the sales calendar, the first quarter is typically a loss quarter for Sotheby's, with the anomaly of having the majority of its sales at the highest end of the market. In order to enhance its revenue stream and strengthen profit margins, Sotheby's is today announcing its first pricing change in almost five years. Effective as of March 15, buyers at auction will pay 25% on the first $100,000 of hammer price; 20% on the portion of hammer price above $100,000 up to and including $2 million; and 12% on any remaining amount above $2 million. For over 98% of lots sold, this change will represent an increase of 2% or less in the final purchase price and for all lots, a maximum 3.6% increase in the final purchase price.

Exhibit 99.1

Upcoming Sales
From April 3rd to 8th, Sotheby's will hold its spring series of sales in Hong Kong. Highlighting the sales is A Magnificent Ruby-Ground Falangcai 'Double-Lotus' Bowl from the Collection of Dr. Alice Cheng (pre-sale estimate of $10 million), 20th Century Chinese artist Zao Wou-ki's majestic and rare diptyque 10.3.83 (pre-sale estimate of $3/4 million) and a 3.04-Carat Fancy Intense Blue Diamond, Pink Diamond And Diamond Ring (pre-sale estimate of $2/3 million). Also, in our Contemporary Asian Art sale will be the Kurokochi Collection of works by Yoshitomo Nara. The 35 lots were collected between 1988 and 2006 and is the first private collection to come to auction dedicated to the works of the renowned contemporary Japanese artist.

*Defined as the sum of Aggregate Auction Sales, Private Sales and Dealer revenues. Aggregate Auction Sales represent the hammer (sale) price of property sold at auction plus buyer's premium and Private Sales represent the total purchase price of property sold in private sales brokered by Sotheby's.
Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's will host a conference call at 4:45 PM EST on February 28, 2013, to discuss its fourth quarter and full year 2012 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 96854563.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby's web site at http://investor.shareholder.com/bid/events.cfm.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Press Department |+44 (0)20 7293 5168 | Matthew Weigman|Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with salesrooms located in New York, London, Hong Kong, Paris, Doha, Geneva, Milan and Zurich. Sotheby's is listed on the New York Stock Exchange under the symbol BID. For information, please visit www.sothebys.com/.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with

Exhibit 99.1

other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Table Follows

Appendix A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues:
Auction and related revenues	$269,959	$274,897	$717,231	$791,738
Finance revenues	4,980	3,016	17,707	12,038
Dealer revenues	14,293	4,942	26,180	21,790
License fee revenues	1,585	1,109	6,124	5,228
Other revenues	306	285	1,250	1,042
Total revenues	291,123	284,249	768,492	831,836
Expenses:
Direct costs of services	26,741	29,212	65,665	69,507
Dealer cost of sales	9,494	3,471	21,118	23,738
Marketing expenses	5,349	4,420	17,857	15,059
Salaries and related costs	78,724	74,344	273,273	268,530
General and administrative expenses	41,467	50,309	158,220	161,097
Depreciation and amortization expense	4,698	4,801	17,942	17,604
Restructuring charges, net	—	354	(2)	4,830
Total expenses	166,473	166,911	554,073	560,365
Operating income	124,650	117,338	214,419	271,471
Interest income	447	335	1,550	4,002
Interest expense	(13,747)	(10,221)	(44,429)	(41,498)
Extinguishment of debt, net	(15,020)	—	(15,020)	(1,529)
Other income (expense)	525	398	2,916	(1,057)
Income before taxes	96,855	107,850	159,436	231,389
Equity in earnings of investees, net of taxes	57	31	251	59
Income tax expense	30,821	36,401	51,395	60,032
Net income	$66,091	$71,480	$108,292	$171,416
Basic earnings per share - Sotheby’s common shareholders	$0.97	$1.05	$1.59	$2.52
Diluted earnings per share - Sotheby’s common shareholders	$0.96	$1.04	$1.57	$2.46
Cash dividends paid per common share	$0.28	$0.08	$0.52	$0.23

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